Exhibit 10.9

Execution Version

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of September 30, 2011, is made by and between LDiscovery, LLC, a Delaware limited liability company (the “Company”), and Christopher Weiler (the “Employee”) (collectively referred to herein as the “Parties”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Employee to the Company beginning upon the Effective Date by entering into this Agreement.

B.	Employee and the Company mutually desire that Employee provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)    General. The Company shall employ Employee pursuant to the terms of this Agreement effective on September 30, 2011 (the “Effective Date”) and Employee shall be employed by the Company from and after the Effective Date, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)    Employment Term. Employee and the Company agree that Employee’s employment pursuant to this Agreement shall commence on the Effective Date and end on September 30, 2015, unless earlier terminated in accordance with Section 3; provided that commencing on the 4th anniversary of the Effective Date, and on each succeeding anniversary thereafter, the Term (as defined below) shall automatically be extended for one (1) year unless either Party has given written notice of non-renewal to the other Party at least ninety (90) days prior to the then-scheduled expiration of the Term (as defined below). The period from the Effective Date through the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Term.”

(c)    Position and Duties. Employee shall serve as the Chief Executive Officer of the Company, with the responsibilities, duties and authority customarily associated with such position in a company the size and nature of the Company and such other responsibilities, duties and authority commensurate with such position, as may from time to time be assigned to Employee by the Board of Directors (the “Board”). Employee shall report to the Board or any committee of the Board. Employee shall devote substantially all of Employee’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall perform the duties and responsibilities normally associated with such role. Employee agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time. Notwithstanding anything set forth in this Agreement or otherwise, the Company acknowledges and agrees that, to the extent that performance of such activities does not interfere with the performance of his duties for the Company in any substantial manner, the Employee may continue to serve as a coach or other advisor (volunteer or otherwise) for local high school football teams in a manner consistent with the past practices of Employee with respect to such activities.

2.	Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, Employee shall receive a base salary at a rate of $280,000.00 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed from time to time by the Board or an authorized committee of the Board, and may be increased (but shall not be decreased), in the sole discretion of the Board or such authorized committee of the Board.

(b)    Bonus. During the Term, the Employee will be eligible to participate in an incentive program established by the Board. The bonus awards payable under the incentive program shall be based on continued employment with the Company through the end of the applicable bonus period and the achievement of performance goals to be determined by the Board or its designee for such period. The bonus, if any, will be paid within 2 1/2 months after the end of the applicable fiscal year.

(c)    Benefits. During the Term, Employee may participate in such employee benefit plans and programs as the Company may from time to time offer to provide to its senior executives, pursuant to the terms and eligibility requirements of those plans.

(d)    Vacation; Holidays. During the Term, Employee shall accrue paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the Company, as they may be amended from time to time; provided, however, that, in no event shall Employee be entitled to fewer than four (4) weeks of paid vacation annually. At the end of each calendar year, any accrued but unused vacation time shall be forfeited. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee. In addition, the Company offers employees time off for standard Company holidays.

(e)    Expenses. During the Term, the Company shall reimburse Employee for all reasonable travel and other business expenses incurred by Employee in the performance of Employee’s duties to the Company in accordance with the Company’s expense reimbursement policy.

(f)    Key Person Insurance. At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Employee for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Employee shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.

3.	Termination.

(a)    Reason for Termination. Notwithstanding the Term set forth in Section 1(b), Employee’s employment hereunder may be terminated by the Company or Employee, as applicable, without any breach of this Agreement for any reason or no reason, with or without cause.

(b)    Notice of Termination. Any termination of Employee’s employment by the Company or by Employee under this Section 3 (other than termination due to Employee’s death) shall be communicated by a written notice to the other party hereto, which shall indicate the specific basis for the termination and which if by the Company without Cause or the Employee without Good Reason shall specify a date of termination which, if submitted by Employee, shall be at least thirty (30) days following the date of such notice (such notice, a “Notice of Termination”); provided, however, that in the event that Employee delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such

Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Employee receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

(c)    Company Obligations upon Termination. Upon termination of Employee’s employment, Employee (or Employee’s estate) shall be entitled to receive the sum of: (i) the portion of Employee’s Annual Base Salary earned through the Date of Termination, but not yet paid to Employee; (ii) any expenses incurred by Employee prior to the Date of Termination and owed to Employee pursuant to this Agreement; (iii) any amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”); (iv) payment for any accrued but unused vacation time for the current year as of the Date of Termination; and (v) any earned but unpaid bonus with respect to bonus periods ending prior to the Date of Termination (collectively. “Accrued Benefits”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Employee’s employment hereunder.

(d)    Severance. If Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), due to Employee’s resignation for Good Reason, then, subject to Employee’s continued compliance with Sections 4 and 5, and Employee signing a release of current and future claims in the form attached as Exhibit A to this Agreement (the “Release”) with such Release not being revoked as allowed by law, such that the Release becomes fully effective and irrevocable within 30 days after Employee’s termination of employment, Employee shall receive, in addition to the Accrued Benefits, an amount in cash equal to (i) 100% of the Annual Base Salary of Employee as of the Date of Termination, in the form of salary continuation and payable in regular installments over the one year period beginning within 30 days after Employee’s termination of employment in accordance with the Company’s regular payroll policies, plus (ii) twelve times the Company’s monthly contributions to Employee’s health insurance, dental insurance and other employee benefit plans, in regular installments over the one year period beginning within 30 days after Employee’s termination of employment, in each case subject to all applicable withholding. If the foregoing severance is deferred compensation subject to Section 409A and if the period of time that the Employee may consider and revoke the Release spans two calendar years, then the severance payments described herein will begin in the second calendar year regardless of when the Employee returns the signed Release to the Company.

(e)    Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, other than Employee’s position as a member of the Board of Managers of the Company, to the extent Employee retains the right to such a position in accordance with the Operating Agreement of the Company.

(f)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 8 and 10 will survive the termination of Employee’s employment and the expiration or termination of the Term

4.    Competition. Employee acknowledges that the Company will provide Employee with Confidential Information (as defined below), including confidential information of third parties such as customers, suppliers, and business affiliates; specialized training and knowledge regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions and customer relationship information. Ancillary to the rights provided to Employee as set forth in this Agreement, the Company’s provision of Confidential Information, specialized training, and/or goodwill support to Employee, and Employee’s agreements regarding the use of same, in order to protect the value of any training, goodwill support and/or the Confidential Information described above and in consideration for good and valuable consideration received by Employee in connection with the transactions contemplated by the Contribution Agreement, the Company and Employee agree to the following provisions against unfair competition, which Employee acknowledges represent a fair balance of the Company’s rights to protect its business and Employee’s right to pursue employment:

(a)    Employee shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company in the United States. Nothing herein shall prohibit Employee from (i) being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Employee has no active participation in the business of such entity or (ii) providing services to any entity where such services are not substantially similar to and otherwise competitive with those previously provided by the Employee to the Company.

(b)    Employee shall not, at any time during the Restriction Period, directly or indirectly, otherwise solicit or induce any customer, subscriber or supplier of the Company (i) to terminate its existing arrangements with the Company, or (ii) to otherwise change its relationship with the Company. Employee shall not, at any time during the Restriction Period, directly or indirectly, either for Employee or for any other person or entity, hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, employee or consultant, any person who was employed or otherwise engaged by the Company at any time during the one (1) year period prior to the any Termination Date.

(c)    In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)    As used in this Section 4, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries, (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date one (1) year following the Date of Termination.

(e)    Employee and the Company agree, during the Term and following the Date of Termination, to refrain from disparaging the Employee on the one hand and the Company and its affiliates on the other hand, including any of the Company’s services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude Employee or the Company from making truthful statements, including but not limited to statements made in writing, that are reasonably necessary to comply with applicable law, regulation or legal process or to enforce the terms of this Agreement or any other agreement between the parties.

(f)    Employee represents that Employee’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by the Company. During Employee’s employment by the Company, Employee agrees that Employee will not violate any non-solicitation agreements Employee entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Employee bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

5.	Nondisclosure of Proprietary Information.

(a)    Except in connection with the faithful performance of Employee’s duties hereunder or pursuant to Section 5(c) and (e), Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Employee’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Employee proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Employee directly or indirectly breaching Employee’s obligations under this Section 5(a) or any other similar provision by which Employee is bound, or from any third-party breaching a provision similar to that found under this Section 5(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b)    Upon termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)    Employee may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)    As used in this Section 5 and Section 6, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e)    Nothing in this Agreement shall prohibit Employee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information and documents to Employee’s attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing Employee’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Employee’s personal correspondence, Employee’s personal contacts and documents related to Employee’s own personal benefits, entitlements and obligations.

6.	Inventions,

All rights to discoveries, inventions, improvements, works of authorship, software, and innovations (including all data and records pertaining thereto), in any form or medium whatsoever, related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent, conceive, author or originate during the Term, or may have discovered, invented, conceived, authored, or originated prior to the Effective Date since the first date of his employment with the Company or any of its affiliates or predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company, and any patents, copyrights, trademark rights, trade secrets rights and other intellectual property rights therein (collectively, “Inventions”), shall be the exclusive property of the Company. Employee shall promptly disclose all Inventions to the Company, and hereby assigns and agrees to assign all such Inventions to the Company. Employee shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

7.	Injunctive Relief.

It is recognized and acknowledged by Employee that a breach of the covenants contained in Sections 4, 5 and 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in Sections 4, 5 and 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the need to post bond.

8.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Employee shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Employee’s death by giving written notice thereof to the Company.

9.	Certain Definitions.

(a)    Cause. “Cause” shall mean:

(i) Employee’s continued failure to (A) substantially perform any of his material duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment) or (B) comply with, in any material respect, any of the Company’s policies with respect to employee conduct, after receiving written notice from the Board specifically identifying Employee’s failure and being given thirty (30) days to cure such failure, if curable;

(ii) the Board’s reasonable determination that Employee failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board, after receiving written notice from the Board specifically identifying Employee’s failure and being given thirty (30) days to cure such failure, if curable;

(iii) Employee’s breach of a material provision of this Agreement, after receiving written notice from the Board specifically identifying Employee’s breach and being given thirty (30) days to cure such breach, if curable;

(iv) Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Employee’s duties and responsibilities under this Agreement; or

(vi) Employee’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates.

(b)    Date of Termination. “Date of Termination” shall mean (i) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death, (ii) if Employee’s employment terminates because of non-renewal pursuant to Section 1(b), the last day of the Employment Period, or (iii) if Employee’s employment is terminated for any other reason the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(c)    Disability. “Disability” shall mean Employee’s inability to perform, with or without reasonable accommodation, the essential functions of Employee’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers. Any unreasonable refusal by Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Employee’s Disability.

(d)    Good Reason. For the sole purpose of determining Employee’s right to severance payments as described above, the Employee’s resignation will be for “Good Reason” if the Employee resigns within ninety days after either (i) a decrease in Employee’s annual base salary without Employee’s written consent or (ii) a material and adverse reduction in the Employee’s position, authority, duties or responsibilities (other than in connection with a corporate transaction where the Employee continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor entity to such transaction; provided, that the Employee has given Company detailed written notice of the change or event constituting “Good Reason” and the Company has failed to remedy such change or event within thirty (30) days after receiving such notice.

10.	Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Virginia without reference to the principles of conflicts of law of the Commonwealth of Virginia or any other jurisdiction, and where applicable, the laws of the United States.

(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)    If to the Company:

LDiscovery, LLC

8201 Greensboro Drive

Suite 717

McLean, VA 22102-3810

Attention: Richard Williams

Facsimile: 617-261-2060

(ii)    If to Employee, at the last address that the Company has in its personnel records for Employee.

or at any other address as any Party shall have specified by notice in writing to the other Party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)    Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Employee by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Amendments: Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and a duly authorized officer of Company. By an instrument in writing similarly executed, Employee or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)    Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)    Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (“AAA’) in the city of Washington, D.C. Such arbitration shall be conducted in accordance with the then-existing rules, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by AAA and such arbitrator shall be a retired judge if a retired judge is reasonably available; (b) each Party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in. the absence of any Party if written notice (pursuant to AAA rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties. Notwithstanding the foregoing, Employee and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)    Section 409A.

(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(iv)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)    Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, and subject to Employee’s consent, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

11.	Employee Acknowledgement.

Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Richard J. Williams
Name: Richard J. Williams
Title: Vice President

EMPLOYEE

By:	/s/ Christopher Weiler
Name: Christopher Weiler

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

Form of Release

This Agreement and Release (“Agreement”) is made by and among between LDiscovery, LLC, a Delaware limited liability company (the “Company”), and Christopher Weiler (the “Employee”) (collectively referred to herein as the “Parties” and each a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of                , 2011 (the “Employment Agreement”); and

WHEREAS, in connection with Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company, and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the Severance Payments described in Section 3 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Employee with the severance payments and benefits described in Section 3 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Employee all other payments or benefits described in Section 3 of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of its direct or indirect subsidiaries and affiliates, and, in their capacities related to the foregoing, any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York City Human Rights Law;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulation relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, rights with regard to any vested equity (including under any stockholders agreement governing such equity and any side letter relating thereto), any rights to indemnity and coverage under the Company’s directors and officers insurance policies, and Employee’s rights to severance pay and benefits pursuant to the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Employee, a duly authorized officer of the Company and a duly authorized officer of Parent.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 10(a) and 10(i) of the Employment Agreement.

7. Effective Date. If Employee has attained or is over the age of 40 as the date of Employee’s termination of employment, then the Employee has seven days after he signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).

8. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company, Parent or any third party, with the full intent of releasing all of his claims against the Company, Parent and any of the other Releasees. Employee acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company or Parent that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	COMPANY (or any successor thereto)

By:

Name:

Title:

Dated:	EMPLOYEE

By:

Name: